Exhibit 99.1
AEROPOSTALE REPORTS SEPTEMBER SALES RESULTS
- Comparable store sales increase 8.5% for the month
- Raises third quarter earnings guidance to $0.58 — $0.59 per diluted share, versus previously issued guidance of $0.55 — $0.57 per diluted share
New York, New York — October 5, 2006 - Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the five-week period ended September 30, 2006 increased 21.9% to $127.1 million, compared to $104.3 million for the five-week period ended October 1, 2005. The company’s comparable store sales increased 8.5% for the month, versus a comparable store sales decrease of 4.2% in the year ago period.
Fiscal year to date, total net sales have increased 17.8% to $807.2 million, compared to $685.2 million in the year-ago period. Fiscal year to date, comparable store sales increased 1.4%, versus a comparable store sales increase of 0.2% in the year-ago period.
Julian R. Geiger, Chairman and Chief Executive Officer said, “We are very pleased to have generated such strong results for the month. During September, we were able to drive comparable store sales while controlling our promotional cadence and inventory levels. As a result, we were able to make gains in both our merchandise margins and average unit retails. Our overall merchandise assortment continues to receive a positive response from our customers and we are encouraged by the momentum of our business as we transition into the holiday selling season.”
The company also updated its guidance for the third quarter today. Based on the stronger than expected sales and margins for September, the company now expects to report third quarter earnings in the range of $0.58 — $0.59 per diluted share, versus its previously issued guidance in the range of $0.55 — $0.57 per diluted share.
To hear the Aeropostale prerecorded September sales message, please dial (888) 203-1112 followed by the conference identification number #4127309.
About Aeropostale, Inc.
Aeropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men. The company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aeropostale maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aeropostale products are currently purchased only in its stores, on-line through its e-commerce website (www.aeropostale.com) or at organized sales events at college campuses.
The company currently operates 720 Aeropostale stores in 47 states and 14 Jimmy’Z stores in 11 states.
SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN “FORWARD-LOOKING STATEMENTS” CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, AMONG OTHERS, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING;

SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY’S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY’S FORM 10-K AND CURRENT REPORTS ON FORM 8-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.